Exhibit 10.14
AMENDED AND RESTATED PROMISSORY NOTE

$372,506.41                                 As of September 30, 2026

FOR VALUE RECEIVED, the undersigned, XTI Aerospace, Inc., a Nevada corporation (“Maker”), hereby unconditionally promises to pay to the order of The Origin Group AZ, Inc., a Delaware corporation (“Payee”), the principal sum of Three Hundred Seventy-Two Thousand Five Hundred Six and 41/100 Dollars ($372,506.41), in lawful money of the United States of America, together with interest accrued on the unpaid balance in accordance herewith. This Note is executed on November 11, 2026 (the “Execution Date”) but is effective as of June 30, 2026.

This Amended and Restated Promissory Note (“Note”) is issued in connection with that certain Membership Interest Purchase Agreement, dated as of November 10, 2025 (the “Membership Interest Purchase Agreement”; capitalized terms used herein but not defined herein are defined in the Membership Interest Purchase Agreement), by and among (a) XTI Drones Holdings, LLC, a Texas limited liability company (“XTI Drones”), (b) the Payee, (c) Drone Nerds, LLC, a Florida limited liability company (“DN”), and (d) each of the Seller Owners listed on Annex A-1 attached thereto. This Note is subject to adjustment as provided in the Membership Interest Purchase Agreement. Maker shall be entitled to the benefit of any such adjustment, and of any right of setoff, reduction or other adjustment afforded to XTI Drones under the Membership Interest Purchase Agreement with respect to the Prior Note or this Note, to the same extent as if Maker were XTI Drones thereunder.

1.The principal of and interest on this Note shall be payable as follows:

(a)Interest accrued from June 30, 2026 to the Execution Date shall be paid within two (2) business days after the Execution Date in the amount of $11,061.08.

(b)On the last day of each calendar month, beginning November 30, 2026 (each a “Required Payment Date”), principal and interest in the amount of Seven Thousand Six Hundred Forty-Two and 54/100 Dollars ($7,642.54) shall be repaid by Maker to Payee, together with any additional accrued and unpaid interest as of such Required Payment Date.

(c)The entire outstanding principal amount of this Note shall be repaid by Maker to Payee on or prior to September 30, 2028 (“Due Date”), together with all accrued and unpaid interest as of the date thereof.

(d)All outstanding accrued interest and the unpaid principal amount of this Note shall be due and payable in full on the earlier of the following: (a) the Due Date; (b) a Change of Control (as hereafter defined); (c) a Debt Refinancing (as hereafter defined); or (d) such obligations becoming due and payable in accordance with Section 9 hereof. “Change of Control” means (i) any merger, consolidation, or other business combination in which Maker, XTI Drones or DN is not the surviving entity or in which the holders of Maker’s, XTI Drones’ or DN’s voting securities immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity, (ii) any sale, lease, or other disposition of all or substantially all of the assets of Maker, XTI Drones or DN, or (iii) any acquisition by a person, entity or group of more than 50% of the outstanding voting securities of Maker, XTI Drones or DN. “Debt Refinancing” means Maker, XTI Drones or any of their subsidiaries or Affiliates (i) refinancing, restructuring, or replacing its existing commercial bank debt where such refinancing, restructuring or replacement results in proceeds exceeding the current facility amount or (ii) incurring any new debt; provided, however, that “Debt Refinancing” shall not include any debt which the Payee agrees in writing should not constitute “Debt Refinancing” for purposes of this Note (which consent shall not be unreasonably withheld) and is subject to a written subordination agreement acceptable to Payee.

(e)Upon the occurrence of an Equity Raise (or the last closing of an Equity Raise consisting of a series of transactions) where Maker or one or more of its Affiliates (as defined in the Membership Interest Purchase Agreement) receive, as a result of a single transaction or a series of transactions occurring pursuant to one or more closings, in any case after the date hereof, net proceeds from the issuance or sale of equity securities (including securities convertible into or exercisable or exchangeable for equity securities) (any such transaction or series of transactions, an “Equity Raise”, and the amount of such net proceeds being the “Capital Raise Amount”), Maker shall pay to Payee a principal amount equal to (i) if the Capital Raise Amount is less than Fifteen Million Dollars ($15,000,000), zero percent (0%) of the Capital Raise Amount, (ii) if the Capital Raise Amount is equal to or greater than Fifteen Million Dollars ($15,000,000) but less than Twenty Five Million Dollars ($25,000,000), eight tenths of one percent (0.8%) of the Capital Raise Amount, (iii) if the Capital Raise Amount is equal to or greater than Twenty Five Million Dollars ($25,000,000) and less than or equal to Thirty Five Million Dollars ($35,000,000), one and two tenths percent (1.2%) of the Capital Raise Amount and (iv) if the Capital Raise Amount is greater than Thirty Five Million Dollars ($35,000,000), the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon; provided that, in the case of an Equity Raise consisting of a series of transactions, any amount previously paid to Payee under this Section 1(e) in respect of an earlier closing in such series shall be credited against the amount payable upon a later closing in such series; and provided further that the foregoing shall not apply to proceeds generated by any “at the market offering” (as defined in Rule 415 under the Securities Act of 1933, as amended);

(f)Within fifteen days of the last day of each calendar quarter, beginning December 31, 2026, Maker shall pay to Payee a principal amount equal to two and four tenths percent (2.4%) of the amount of cash and cash equivalents on Maker’s balance sheet in excess of $5,000,000 as of the last day of such calendar quarter (such amount calculated without giving effect to any transfers of cash from Maker made outside of the ordinary course of business within 10 business days of such quarter end), together with all accrued and unpaid interest on such amount;

(g)All payments due under this Note shall be paid to Payee in lawful money of the United States of America by wire transfer of immediately available funds to the account specified by Payee; and

(h)Payee may, in its absolute and sole discretion, elect to waive any payment of accrued and unpaid interest in whole or in part upon five (5) business days prior written notice to Maker.

2.This Note shall accrue interest on the balance of principal remaining unpaid from time to time, accruing at an annual rate equal to eight and one-half percent (8.5%), as such rate may be adjusted by Section 3 (the “Interest Rate”) from the date hereof. Interest shall be computed based upon a 365-day year. Following the occurrence of an Event of Default, the outstanding principal balance of this Note shall accrue interest at a per annum rate equal to the Interest Rate plus 2.00%.

3.By written notice executed by Maker and delivered to Payee before October 31, 2027, Maker may elect to have all interest payable pursuant to Section 1(b) on each subsequent Required Payment Date to not be paid in cash, but rather be paid in kind. Following the proper and timely exercise of such option, (a) the Interest Rate shall be deemed to be equal to nine and one-half percent (9.5%) effective as of the immediately preceding Required Payment Date for which interest has been paid in cash in full (or if no such Required Payment Date has occurred, as of June 30, 2026) and (b) any interest that otherwise would be payable in cash on a Required Payment Date pursuant to Section 1(b) (“PIK Interest”) shall instead automatically be capitalized by increasing the outstanding principal amount of this Note on each such Required Payment Date by the applicable amount of the PIK Interest, whereupon, from and after such date, such PIK Interest shall be included in the outstanding principal amount of, and shall otherwise be treated as, principal outstanding under this Note and shall accrue interest at the increased Interest Rate (together with all other principal). For the sake of clarity, the principal payment amount which shall be due and payable on a monthly basis subsequent to the PIK notice shall be equal to the principal component of the next required payment, and that amount shall be paid at each subsequent Required Payment Date through September 30, 2028.

4.Maker reserves the right to prepay the outstanding principal balance and interest accrued of this Note, in whole or in part, at any time and from time to time, without premium or penalty, provided that, each such prepayment shall be accompanied by a payment of all accrued and unpaid interest together with all accrued and unpaid interest on the portion of the principal balance so prepaid. All partial prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Payee may from time to time determine in its reasonable discretion.

5.Except as expressly set forth in the Membership Interest Purchase Agreement, the payment obligations of the Maker under this Note are absolute and unconditional, without any right of rescission, setoff, counterclaim or defense for any reason against the Payee and the Maker agrees that payment of the obligations by the Maker, when due and payable pursuant to the terms of this Note, is not subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction, termination or modification, whether arising out of transactions concerning the Note, or otherwise. Without limitation to the forgoing, to the fullest extent permitted under applicable law, Maker hereby waives (i) presentment, protest and demand, notice of default, notice of intent to accelerate, notice of acceleration, notice of protest, notice of demand and of dishonor and non-payment of the obligations under this Note, (ii) any requirement of diligence or promptness on Payee’s part in the enforcement of its rights under the provisions of this Note, (iii) all notices of every kind and description which may be required to be given by any statute or rule of law, (iv) the pleading of any statute of limitations as a defense to any demand under this Note and (v) any defense to the obligation to make any payments required under this Note. While any amount shall be outstanding under this Note, Maker agrees to provide Payee access to its financial statements, which Payee undertakes to keep confidential.

6.Maker hereby makes the following representations and warranties to Payee, which representations and warranties shall survive the termination or repayment of this Note:

(a)Maker hereby represents and warrants that the terms set forth in this Note are fair and reasonable in light of the risks and circumstances under which Payee is extending the loan evidenced by this Note, and Maker has been provided a sufficient opportunity to review such terms with its independent legal counsel.

(b)Maker has full power and authority to execute this Note, and any and all other documents entered into in relation to the loan evidenced by this Note and to undertake and consummate the transactions contemplated by this Note, and to pay, perform, and observe the conditions, covenants, agreements and obligations contained in this Note.

(c)The terms and conditions of this Note are fair and reasonable considering the risks to Payee, and the adequacy of security for Maker’s obligations under this Note. This Note has been duly and validly executed by Maker and constitutes legal, valid and binding obligations of Maker, which obligations are and will continue to be enforceable under all applicable laws in accordance with their respective terms, except as such enforcement may be qualified or limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

7.Maker hereby agrees that until all obligations under this Note are paid in full that (a) Maker and its Affiliates shall not make any severance, settlement, or separation payments to former or current executives of Maker unless Maker is in compliance with its obligations under the Note; (b) Maker shall deliver to Payee copies of all of the separation/settlement agreements with its current and former executives (i) with respect to any such agreement executed prior to the Execution Date, on the Execution Date and (ii) with respect to any such agreement executed on or after the Execution Date, within five (5) business days after the execution thereof; (c) Maker shall pay to Payee on the date this Note is executed Payee’s legal fees incurred in connection with this Note and other issues addressed in the related term sheet up to a maximum of $40,000 (in each case net of any such fees paid by Maker to The Origin Group AZ, Inc., a Delaware corporation); and (d) Maker shall take, or cause to be taken, all actions within its power as the owner of XTI Drones to cause all cash flows, distributions, dividends and other amounts received by XTI Drones from DN (collectively, “DN Distributions”) to be promptly distributed by XTI Drones to Maker. Maker shall apply all cash it receives from XTI Drones that constitutes, or is derived from or traceable to, DN Distributions first to the payment of the obligations then due and payable under this Note, before using such cash for any other purpose. Notwithstanding the foregoing, nothing in this Section 7(d) shall require Maker to cause XTI Drones, DN or any other Loan Party to take any action that is prohibited by, or would result in a default or event of default under, the Credit Agreement or any other Loan Document, and no Loan Party shall have any obligation under this Note. As used herein, “Credit Agreement” means that certain Credit Agreement, dated as of February 11, 2026, among DN, Anzu Robotics, LLC, XTI Drones, the other Loan Parties party thereto and JPMorgan Chase Bank, N.A., as amended, restated, supplemented, refinanced or otherwise modified from time to time; and “Loan Party” and “Loan Document” have the meanings given to such terms in the Credit Agreement; provided, however, that the term “Loan Party” shall never include Maker.

8.The Maker’s obligations under this Note shall be secured by a security interest in all DN Distributions received by Maker from XTI Drones, attaching only upon and from and after Maker’s receipt thereof, together with the proceeds thereof, pursuant to that certain Security Agreement, dated on or about the Execution Date, executed by Maker and Payee (the “Security Agreement”). In no event shall Payee have any security interest in or lien on any property of XTI Drones, DN or any other Loan Party. Maker shall execute and deliver such documentation as Payee may reasonably request to enable Payee to trace such distributions and to perfect such security interest.

9.(i) The occurrence of any of the following shall constitute an “Event of Default”:

(a)Maker shall fail to make any payments under this Note as same shall become due and such failure continues for a period of five (5) days after Payee gives written notice thereof to Maker;

(b)Maker shall fail to repay the entire principal balance of this Note, together with all accrued and unpaid interest and all other amounts owing under this Note, on or before the Due Date and such failure continues for a period of five (5) days after Payee gives written notice thereof to Maker;

(c)Maker or XTI Drones shall make a general assignment for the benefit of creditors or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief of debtors;

(d)Maker or XTI Drones shall be adjudicated insolvent or bankrupt;

(e)Maker or XTI Drones shall petition or apply for, or acquiesce in, the appointment of any receiver, custodian, liquidator, conservator or trustee of or for it or any substantial part of its property or assets;

(f)Except as set forth in clauses (a) and (b) above, Maker shall fail to observe or perform any agreement or covenant set forth in this Note or the Security Agreement and such failure continues for a period of fifteen (15) days after Payee gives written notice thereof to Maker;

(g)Any representation or warranty made by Maker under this Note or the Security Agreement shall prove to have been false or incorrect when made; or

(h)Payee fails to have a perfected, first priority security interest in the Collateral (as defined in the Security Agreement).

(ii)Upon the occurrence of an Event of Default, Payee shall establish an escrow account whereby all future DN Distributions received by Maker from XTI Drones will be collected, and whereby all past due payments hereunder and all payments due on a Required Payment Date occurring in the next ninety days shall be accumulated and maintained in cash, and then any excess funds shall be distributed to Maker.

(iii)In the event that following the occurrence of an Event of Default, Maker fails to create and fund an escrow account established by and payable to Payee as set forth in Section 9(ii) herein, then Payee shall have the right, at its option, to do any one or more of the following: (1) declare the entire unpaid balance of principal and accrued but unpaid interest on this Note, and all other obligations of Maker under this Note, to be immediately due and payable; and/or (2) exercise any other rights or remedies under any other instrument, agreement (including the Security Agreement) or applicable law; provided, that, upon the occurrence of an Event of Default described in clauses (c), (d) or (e) of Section 9 the outstanding principal amount of this Note together with all accrued and unpaid interest and all other obligations of Maker under this Note shall become due and payable automatically and without any action by the Payee. An Event of Default shall continue unless waived in writing by Payee.

10.If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees, including all costs of appeal.

11.Time is of the essence as to every term, condition and provision of this Note.

12.In no event, whether by acceleration of this Note, or otherwise, shall the amount of interest paid or agreed to be paid under this Note exceed the highest lawful rate allowed by applicable law as of the date of this Note, it being the express intention of Payee and Maker that in such event Payee shall be entitled to receive the maximum amount of interest allowed by applicable law. If fulfillment of any provision of this Note shall involve exceeding the maximum amount of interest as prescribed by law, then the obligation to be fulfilled shall be reduced so as not to exceed said limit. If for any reason interest, or any other payment determined to be in the nature of interest, is charged or collected by Payee, or is paid by Maker and is determined to exceed the limit prescribed by law, any sums so charged, collected or paid which exceed such limit shall be deemed to have resulted from mutual mistake, and such sums which exceed such limit shall be refunded to Maker.

13.This Note is being executed and delivered, and is intended to be performed, in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. Maker hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas and of the United States, in each case located in Dallas County, Texas in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and Maker hereby irrevocably and unconditionally agrees, subject to Payee’s election, that all claims in respect of any such action or proceeding shall be heard and determined in any such state court or, to the extent permitted by law, in such federal court. MAKER AND PAYEE EACH HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH MAKER OR PAYEE MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS NOTE. MAKER AND PAYEE EACH AUTHORIZES THE OTHER TO FILE THIS PROVISION WITH THE CLERK OR JUDGE OF ANY COURT HEARING SUCH CLAIM. IT IS HEREBY AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY MAKER AND PAYEE AND EACH HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.

14.If any provision of this Note shall be invalid, illegal or unenforceable in any jurisdiction, the remaining provisions shall continue to be valid and enforceable in all jurisdictions, and such provision shall continue to be valid and enforceable in each other jurisdiction.

15.Maker shall have no right to assign its obligations under this Note without Payee’s prior written consent, which consent may be withheld in Payee’s sole and absolute discretion. Payee shall have the right to assign all or any portion of its interest in this Note at any time. This Note and the provisions hereof may not be amended or waived except by an instrument in writing signed by Maker and Payee.

16.This Amended and Restated Promissory Note amends and restates in its entirety the Promissory Note, dated as of November 10, 2025, made by XTI Drones and payable to the order of the Payee (as amended, the “Prior Note”), which Prior Note was assigned by XTI Drones to, and assumed by, Maker pursuant to that certain Assignment, Assumption and Release Agreement, dated as of the Execution Date (which assignment was consented to by Payee in such agreement). This Note does not constitute a novation of the obligations evidenced by the Prior Note.

17.Nothing in this Note waives, releases or settles (a) the claim referred to by the parties as the “Kevin Murdock claim” or (b) any surviving indemnification obligations under the Membership Interest Purchase Agreement, and all rights of the parties with respect thereto are expressly reserved.

18.THIS WRITTEN NOTE IS A LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) AND REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Maker has executed this Amended and Restated Promissory Note as of the day and year first above written.

“Maker”

XTI AEROSPACE, INC.

By:

/s/ Brooke Turk
                     Brooke Turk,
Chief Financial Officer

Seen and agreed to:

THE ORIGIN GROUP AZ, INC.

By:

/s/ Robert Weitzner
Robert Weitzner
Vice President

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